Exhibit 10.76

CONFIDENTIAL

October 5, 2023

Richard Porter, Ph.D.

uniQure

Switzerland Innovation Park, Main Campus

Hegenheimermattweg 167A

4123 Allschwil, Switzerland

Dear Richard,

We refer to the first amended employment agreement dated April 1, 2022, between Corlieve Therapeutics AG. (together with all of its affiliates, the “Company”) (the “Employment Agreement”).

The Compensation Committee of the Board of Directors of uniQure N.V. (the “Committee”) is pleased to offer you the following amendment to your Employment Agreement effective as of the first date written above:

All terms used but not defined herein shall be as defined in the Employment Agreement.

1.

The function and job title set forth under the heading “Function and Job Title” are hereby revised to Chief Scientific Officer and Chief Business Officer for the Group with continued reporting to the Chief Executive Officer of uniQure, N.V. The detailed duties for these functions are as provide in the job description attached to this letter as Exhibit A that hereby replaces Exhibit A in the Agreement.

2.	Section 11.1 Base Salary of the Employment Agreement shall be replaced in its entirety with the following:

The Employee shall receive an annual base salary of CHF 450,000 per year gross (the Base Salary), payable in 12 monthly instalments at the end of the month to a bank or postal account to be specified by the Employee. Alternatively, you may be paid in instalments in accordance with the regular payroll practices of the Group Companies.

3.	Section 13.2 Termination of the Employment Agreement shall be amended by replacing the first sentence of this section in its entirety with the following:

Employment may be terminated by either Party with a notice period of 6 (six) months (the “Notice Period”).

4.	For clarity, any material change to the Employee’s job description (attached as Exhibit A to this letter) shall require the prior consent of the Employee. If the

CONFIDENTIAL

Employee does not provide his consent to such proposed change, then the Company shall have the option either to terminate the Employment Agreement or not materially change such job description. If the Employment Agreement is terminated by the Company solely in order to materially change the Employee’s job description according to Exhibit A within 12 months of the effective date of the second amendment to the Employment Agreement — e.g. through a notice of termination with the option of altered conditions of employment (“Anderungskiindigung”) —, then the Company shall grant the Employee severance pay under the terms of clause 13.3 of the Employment Agreement (“Severance Generally”).

In addition to the foregoing amendment to the Employment Agreement, the Committee is also pleased to offer you a one-time equity grant for your promotion to CSO/CBO of the Group, approved by the Board of Directors of uniQure N.V. on September 27, 2023, consisting of:

(a)	twelve thousand eight hundred (12,800) restricted stock units of uniQure N.V. (RSUs), such RSUs vesting pro-rata on each of the first three anniversaries of the grant date; and
(b)

an option to purchase twenty-two thousand one hundred (22,100) ordinary shares of uniQure N.V., having an exercise price as of the closing share price on the date of grant, such option vesting over a period of four years, with one-quarter of the shares vesting on the first anniversary of the grant date and the remaining shares vesting quarterly on a pro-rata basis during the remainder of the vesting period.

This one-time equity grant is not to be considered part of the salary legally or contractually owed to you, is made at full discretion of uniQure N.V. and shall not create any obligation to make any additional equity grants in the future. Further, this one-time grant is subject to the terms and conditions of uniQure N. V.’s Amended and Restated 2014 Share Incentive Plan.

With the exception of the changes stated above, the terms and conditions of employment set out in the Employment Agreement remain the same. This letter shall form a part of the Employment Agreement and shall be governed by the terms of the Employment Agreement.

Best Regards,

/s/ Jeannette Potts
Jeannette Potts
Chief Legal Officer
Director, Corlieve Therapeutics, AG

CONFIDENTIAL

This letter and my Employment Agreement, together, constitute the entire agreement between the Company and me with respect to my employment with the Company and may not be altered or amended unless in writing and signed by both parties.

/s/ Richard Porter
Richard Porter

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Exhibit A

Job Description

In addition to the duties described below, the Employee will perform other duties as may be customarily provided by a person in such positions.

The Chief Scientific Officer’s duties will include, but not be limited to:

●	Directing the research, technology and pre-clinical aspects of the Group’s pipeline.
●	Develop, refine and execute uniQure’s research, scientific and enabling technology platform strategy that supports and enhances the corporate long-term plan;
●	Lead the effort to translate discovery research into clinical-ready product candidates;
●	Work closely with the Chief Medical Officer, Chief Operating Officer and other key leaders to ensure execution on a corporate and global strategy related to research and enabling technology;
●	Establish and/or help to maintain relationships with KOLs and academic institutions, and serve as a key liaison between the company and its external scientific advisors and the investment community;
●	Productively work with the R&D Committee of the Board and regularly report to the Board and other members of the organization to ensure transparency regarding the progress of research and enabling technology programs;
●	Participate in leadership team meetings, Board meetings and other key operating mechanisms required of senior management and by the Chief Executive Officer;
●	Make and attend scientific presentations, and participate in key scientific and medical conferences;
●	Develop budgets for relevant functional responsibilities, subject to approval by the Chief Executive Officer and Chief Financial Officer, and ensure execution within approved targets; and
●	Foster and develop an innovative and productive organization of talented scientists, including the management, motivation, recruitment and evaluation of personnel.

The Chief Business Officer’s duties will include, but not be limited to:

●	Serve as a key advisor to the Chief Executive Officer on business development, including M&A, partnerships, collaborations, technology/lP licenses, and other strategic transactions;
●	Develop the business development strategy in close collaboration with the Chief Executive Officer, the Chief Medical Officer, and other members of the Leadership Team;
●	Work in partnership with Chief Executive Officer and other members of the Leadership Team on a process to identify and evaluate business development opportunities, as well as cultivate external relationships aligned with these opportunities;

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●	Lead execution of transactions, including coordinating due diligence, negotiating business terms, conducting financial analysis and valuation, and interacting with the Board of Directors and any appropriate committees of the Board; and
●	Leading early New Product Planning (commercial), including assessing market access, developing value propositions, and conducting market re- search, as well as partnering with R&D to evaluate potential new therapies and to integrate commercial perspectives early in the research and development process
●	Prepare presentations and communicate updates to the Leadership Team, the Board of Directors and any appropriate committees of the Board.
●	To be reassessed at a mutually agreed timepoint in line with business objectives